EXHIBIT 10.53

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this June 28, 2021 by and between KORN FERRY, a Delaware corporation with its principal offices in Los Angeles, California (the “Company”), and GARY BURNISON, an individual (the “Executive”). The parties previously entered into an Amended and Restated Employment Agreement dated as of March 30, 2018, as amended by Letter Agreements dated as of April 14, 2020 and July 9, 2020 (collectively, the “Prior Agreement”). This Agreement is an amendment and complete restatement, and supersedes in the entirety, the Prior Agreement.

Employment.

The Company agrees to continue to employ Executive as its Chief Executive Officer and Executive agrees to be so employed by the Company, without interruption, upon the terms and conditions set forth in this Agreement.

At-Will Employment.

  Executive’s employment under this Agreement commences on the date hereof. Executive’s employment shall be on an at-will basis and, subject to compliance with this Agreement, the Company may terminate Executive’s employment, with or without Cause (as defined in Section 6(i) of this Agreement), for any reason or no reason and with or without advance notice upon a resolution adopted by a majority of the then serving members of the Board other than Executive, and Executive may terminate his employment at any time, for any or no reason, with or without Good Reason (as defined in Section 6(i) of this Agreement) upon ninety (90) days (or thirty (30) days in the case of termination for Good Reason) advance written notice to the Company. Sections 9, 10, 11 and 13 shall survive any termination of this Agreement or of Executive’s employment hereunder.

Position, Duties and Responsibilities.

Executive will serve as Chief Executive Officer with duties and responsibilities customary to such office and shall report to the Company’s Board of Directors (the “Board”). At the request of the Board, Executive will serve as an officer or director of the Company’s subsidiaries and other affiliates without additional compensation. Executive will devote substantially all of Executive’s business time and attention to the performance of Executive’s obligations, duties and responsibilities under this Agreement. Subject to Company policies applicable to senior executives generally, Executive may engage in personal, charitable, professional and investment activities to the extent such activities do not conflict or interfere with Executive’s obligations to, or Executive’s ability to perform the normal duties and functions of Executive pursuant to this Agreement. Executive shall be subject to, and comply with, all Company policies covering him, including, without limitation, the Company’s clawback policy as in effect from time to time. Executive will be nominated for election to the Board prior to the next annual shareholders’ meeting of the Company.

Compensation.

In consideration of Executive’s services to the Company pursuant to this Agreement, Executive’s compensation shall be as follows:

Base Salary.

Effective July 1, 2021, Executive shall be entitled to receive a base salary of $83,333.33 per month (his “Base Salary”) ($1,000,000 on an annualized basis) (such annualized amount, his “Annual Base Salary”), paid in accordance with the Company’s regular payroll practices. The Board and/or the Compensation and Personnel Committee of the Board (the “Compensation Committee”) will review the level of Executive’s Base Salary at least annually, beginning in May 2022. The Board or the Compensation Committee, acting in its discretion, may increase (but may not decrease) Executive’s Base Salary at any time, unless the Board and/or the Compensation Committee concludes that an across-the-board reduction in compensation is required for all executive officers of the Company, in which case Executive’s compensation shall be ratably reduced.

Annual Cash Incentive Award.

Executive will participate in the Company’s annual cash incentive plan established for senior executives with an annual target cash award equal to 150% of Executive’s Annual Base Salary, with the ability to earn additional amounts up to a maximum cash award equal to 300% of Executive’s Annual Base Salary. Executive’s annual cash incentive award will be payable at such time as annual cash incentive awards are paid to executive officers generally, but not later than 120 days after the end of the fiscal year for which such award is earned. The annual performance targets for the cash award shall be set by the Compensation Committee in its discretion based on competitive compensation peer market data.

Equity Incentive Program.

Executive shall be awarded, subject to the approval of the Compensation Committee, equity incentives with respect to shares of the Company’s common stock (“Shares”), which shall be granted under the Korn Ferry Fourth Amended and Restated 2008 Stock Incentive Plan, as the same may be amended from time to time (or a successor plan). Such annual equity incentives shall be awarded at the same time annual equity grants are awarded to the Company’s other executive officers. Subject to Section 4(e) below, the terms of any equity incentives granted shall be set by the Compensation Committee in its discretion based on the performance of the Company and Executive.

Retention Award.

Provided Executive remains continuously employed by the Company through March 30, 2022 (the “Retention Vesting Date”), he will be entitled to a retention award in the amount of $5 million, with interest accruing following the Retention Vesting Date until the date of termination of Executive’s employment at 120% of the long-term Applicable Federal Rate as in effect from time to time (based on an annual average) as published by the Internal Revenue Service in accordance with Section 1274(d) of the Internal Revenue Code of 1986, as amended (the “Code”), compounded annually, less required withholding (the “Retention Award”). The Retention Award will be payable in cash in equal monthly installments, without interest, over a period of twelve (12) months after the date Executive’s employment terminates for any reason (other than by the Company for Cause) on or after the Retention Vesting Date. Except as otherwise expressly provided in Section 6(a), Section 6(b), Section 6(d)(1) or Section 6(e)(1) below, if Executive’s employment terminates for any reason prior to the Retention Vesting Date or his employment is terminated by the Company at any time for Cause, the Retention Award will be immediately forfeited. Notwithstanding any provision of this Agreement to the contrary, Executive’s right to the Retention Award shall be contingent on Executive meeting the conditions set forth in Section 6(h) below.

Equity Award Vesting Provisions.

Upon a termination of Executive’s employment for any reason (other than by the Company for Cause or due to death or Disability) at any time on or after the Retention Vesting Date, all unvested equity-based compensation and other long term incentive awards granted on or after March 30, 2018, and at least ninety (90) days prior to such termination of employment, will continue to vest in accordance with their terms (disregarding such termination); provided, however, that, such ninety (90)-day requirement shall be disregarded in the event of Executive’s termination by the Company without Cause or by Executive for Good Reason within such ninety (90) day period; provided further, that, in lieu of the foregoing, the provisions of Section 6(e)(3), (4) and (5) shall continue to apply in the event a Change in Control occurs and, within twenty-four (24) months thereafter, Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, as set forth in Section 6(e)(3), (4) and (5). Notwithstanding any provision of this Agreement to the contrary, Executive’s right to continued vesting in accordance with this Section 4(e) shall be contingent on Executive meeting the conditions set forth in Section 6(h) below. For the avoidance of doubt, in the event Executive’s employment is terminated (i) by the Company for Cause, all equity-based and other long term incentive awards compensation will be immediately forfeited, (ii) due to Executive’s death, Section 6(a) shall apply and (iii) due to Executive’s Disability, Section 6(b) shall apply.

5.	Employee Benefit Programs and Perquisites.
General.

Executive will be entitled to participate in such retirement or pension plans, group health, long-term disability and group life insurance plans, and any other welfare and fringe benefit plans, arrangements, programs and perquisites sponsored or maintained by the Company from time to time for the benefit of its senior executives generally.

Reimbursement of Business Expenses.

Executive is authorized to incur reasonable expenses in accordance with the Company’s written policy in carrying out Executive’s duties and responsibilities under this Agreement. The Company will promptly reimburse Executive for all such expenses that are so incurred upon presentation of appropriate vouchers or receipts. All reimbursements provided under this Agreement shall be subject to the conditions set forth in Section 7(b) and the Company’s expense reimbursement policies applicable to senior executive officers generally.

6.

Termination of Employment.  The following terms shall govern (x) the termination of Executive’s employment, whether or not in connection with the occurrence of a Change in Control, and (y) certain of Executive’s obligations following Executive’s termination of employment. For avoidance of doubt, without limiting the applicability of this Section 6, the terms of the Agreement shall not take precedence or control over, or otherwise limit or restrict, any policies or procedures of the Company, including but not limited to the Company’s Code of Business Conduct and Ethics and the Company’s standard form of Agreement to Protect Confidential Information, an executed version of which is attached hereto as Exhibit 1.

Death.

If Executive’s employment with the Company terminates by reason of Executive’s death, then the Company will pay to Executive’s estate, Executive’s “Accrued Compensation” (as defined in Section 6(i)) within 30 days after Executive’s termination (with the payment date during such 30 day period  to be determined by the Company in its discretion, except as required by applicable law), and all outstanding stock options and other equity-type incentives held by Executive (but expressly excluding any performance-based restricted stock unit awards and other performance-based equity compensation awards

(collectively, the “Performance Shares”)) and all of Executive’s benefits, if any, under the Executive Capital Accumulation Plan at the time of Executive’s death will become fully vested and, to the extent applicable, shall remain exercisable until the earlier of (A) the date that is two (2) years after the date of Executive’s death or (B) its originally scheduled expiration date.  Additionally, Executive’s estate shall be entitled to a pro rata portion of Executive’s target annual cash incentive award established for the fiscal year in which Executive’s employment terminates due to death (based on the proportion that the number of days of Executive’s actual service to the Company during such fiscal year bears to the number of days in such fiscal year).  Executive’s estate shall also be entitled to receive the number of Performance Shares that would have been earned if Executive had served the Company for the entire period during which the goals for such Performance Shares are measured (the “Performance Period”) and the Company’s performance during such period had been the target performance for the Performance Period. To the extent Executive’s covered dependent(s) continue to participate in the Company’s group health plan(s) after Executive’s death pursuant to COBRA, unless prohibited by applicable law, the Company will provide reimbursement of COBRA coverage premiums in accordance with the provisions of Section 7 paid by Executive’s covered dependent(s) so that such covered dependent(s) enjoy coverage at the same benefit level and to the same extent and at no out-of-pocket cost to Executive’s covered dependent(s) as participation is available to other executive officers of the Company, for as long as such coverage is required to be made available under COBRA. Additionally, (i) if unvested, the Retention Award shall become immediately fully vested, and (ii) any unpaid portion of the Retention Award shall be paid in a lump sum within 30 days following the date of Executive’s death.

Disability.

If the Company terminates Executive’s employment by reason of Executive’s Disability (as defined in Section 6(i)), then the Company will pay to Executive or his guardian his Accrued Compensation within 30 days after Executive’s termination (with the payment date during such 30 day period  to be determined by the Company in its discretion, except as required by applicable law), and all outstanding stock options and other equity-type incentives (but expressly excluding Performance Shares) held by Executive and all of Executive’s benefits, if any, under the Executive Capital Accumulation Plan at Executive’s termination date will become fully vested and, to the extent applicable, shall remain exercisable until the date that is the earlier of (A) two (2) years after the date Executive’s employment terminates and (B) its original scheduled expiration date.  Additionally, Executive or Executive’s guardian shall be entitled to a pro rata portion of Executive’s target annual cash incentive award established for the fiscal year in which Executive’s employment terminates due to Disability (based on the proportion that the number of days during such fiscal year prior to the date of termination bears to the number of days in such fiscal year).  Executive or Executive’s guardian shall also be entitled to receive the number of Performance Shares that would have been earned if Executive had served the Company for the entire Performance Period and the Company’s performance during such period had been the target performance for the Performance Period. In the case of equity-based compensation awards granted on or after March 30, 2018, vesting due to termination due to Disability under this Section 6(b) shall not accelerate any distribution of shares subject to the awards, and such distributions will be made on the dates shares would have otherwise been distributed if Executive’s employment had continued through the scheduled vesting dates under the applicable award agreements. To the extent Executive and/or Executive’s covered dependent(s) continue to participate in the Company’s group health plan(s) pursuant to COBRA after Executive’s termination of employment by reason of Disability, unless prohibited by applicable law, the Company will provide reimbursement of COBRA coverage premiums in accordance with the provisions of Section 7 paid by Executive and Executive’s dependent(s) so that Executive and Executive’s covered dependent(s) enjoy coverage at the same benefit level and to the same extent and for the same effective contribution, if any, as participation is available to other executive officers of the Company, for as long as such coverage is required to be made available under COBRA. Additionally, if such termination occurs prior to the Retention Vesting Date, the Retention Award shall become immediately fully vested and shall be payable in cash in equal monthly installments, without interest, over a period of twelve (12) months after the date Executive’s employment terminates due to Disability.

Termination by the Company for Cause or Voluntary Termination by Executive.
(1)

If (i) the Company terminates Executive’s employment for Cause (as defined in Section 6(i)), or (ii) Executive voluntarily terminates Executive’s employment without Good Reason (as defined in Section 6(i)), then the Company shall pay to Executive his Accrued Compensation through the date Executive’s employment terminates within 30 days after the date of such termination (with the payment date during such 30 day period to be determined by the Company in its discretion, except as required by applicable law).

Termination by the Company Without Cause or by Executive for Good Reason Prior to a Change in Control or More Than 24 Months After a Change in Control.

If Executive’s employment is terminated prior to a “Change in Control” (as defined in Schedule A), or more than 24 months after the date on which a Change in Control occurs, (i) by the Company without Cause and for a reason other than Executive’s death or Disability, or (ii) by Executive for Good Reason, then the Company shall pay to Executive his Accrued Compensation, with such payment to be made within 30 days after Executive’s termination (with the payment date during such 30 day period to be determined by the Company in its discretion) and a pro rata portion of Executive’s annual cash incentive award that Executive would have received for the fiscal year in which Executive’s employment terminates (based on the Company’s actual performance over the entire year and the number of days of Executive’s actual service to the Company during such fiscal year), which pro rata portion will be payable to Executive at the same time bonuses are paid to executives generally for the applicable fiscal year; and:

(1)

solely if such termination of employment occurs prior to the Retention Vesting Date, the Company shall pay to Executive, in the aggregate, cash payments equal to the greater of (i) the sum of one and one-half (1.5) times Executive’s then current Annual Base Salary and one and one-half times Executive’s then current target annual cash bonus, or (ii) an amount equal to the Retention Award multiplied by a fraction, the numerator of which is the number of days of Executive’s employment with the Company from March 30, 2018 to the date Executive’s employment terminates and the denominator of which is one thousand four hundred sixty-one (1,461); and such amount shall be payable in equal monthly installments over a period of twelve (12) months after the date Executive’s employment terminates, commencing within fifteen (15) days after the effectiveness of the general release by Executive (as provided in Section 6(h)) and the first such installment shall include all accrued amounts from the date of termination;

(2)

for up to eighteen (18) months after such termination, to the extent Executive and/or Executive’s covered dependent(s) continue to participate in the Company’s group health plan(s) pursuant to COBRA after Executive’s termination of employment, unless prohibited by applicable law, the Company will provide reimbursement of COBRA coverage premiums paid by Executive and Executive’s covered dependent(s) so that Executive and Executive’s covered dependent(s) enjoy coverage at the same benefit level and to the same extent and for the same effective contribution, if any, as participation is available to other executive officers of the Company;

(3)

for any such termination occurring prior to the Retention Vesting Date, outstanding stock options and other equity-type incentives held by Executive (other than any Performance Shares) and all of Executive’s benefits under the Executive Capital Accumulation Plan and any other time-vesting long term incentive plan at the time of Executive’s termination (collectively and individually, “Time-Based Incentives”) will continue to vest in accordance with their terms (disregarding such termination) and, to the extent applicable, shall remain exercisable until the date that is the earlier of (x) two (2) years after the date Executive’s employment terminates (but, two (2) years after the date of vesting if vesting occurs following such termination) and (y) its originally scheduled expiration date; and

(4)

for any such termination occurring prior to the Retention Vesting Date, Executive shall be entitled to receive a number of Performance Shares and/or a payout under any long-term performance-based cash incentive program (as applicable) equal to the Performance Shares and/or cash award that would have been earned if Executive had served the Company for the entire Performance Period based on the Company’s actual performance over the entire Performance Period, and such Performance Shares and/or cash awards will be payable to Executive at the same time such Performance Shares and/or cash awards are paid to executives generally for the applicable Performance Period.

For the avoidance of doubt, Sections 6(d)(1), (3) and (4) shall terminate on the Retention Vesting Date, and no amount shall be payable and no benefit shall be provided under such clauses in the case of any termination of employment that occurs on or after such date (but, for the further avoidance of doubt, the pro rata portion of Executive’s annual bonus provided in this Section 6(d) and the benefit provided under clause (2) of this Section 6(d) shall not terminate on the Retention Vesting Date and Section 4(e) shall govern the vesting of Time-Based Incentives and Performance Shares (and any other long term performance-based incentive awards) on and after the Retention Vesting Date).

Following a Change in Control, Termination by the Company Without Cause or by Executive for Good Reason.

If a Change in Control occurs and, within 24 months after the date on which the Change in Control occurs, Executive’s employment is terminated (i) by the Company without Cause or (ii) by Executive for Good Reason, then the Company shall pay to Executive his Accrued Compensation, such payment to be made within 30 days after Executive’s termination (with the payment date during such 30 day period to be determined by the Company in its discretion, except as required by applicable law), and a pro rata portion of Executive’s annual cash incentive award established for the fiscal year in which Executive’s employment terminates (based on the following: (1) an assumption that all performance goals are achieved at the target level of performance and (2) the number of days of Executive’s actual service to the Company during such fiscal year), which pro rata portion will be payable to Executive within 60 days after the Executive’s termination, and

(1)

the Company shall pay to Executive, in the aggregate, cash payments equal to the sum of (i) three (3) times Executive’s then current Annual Base Salary, (ii) three (3) times Executive’s target bonus, and (iii) the amount of the Retention Award (to the extent not yet paid); and such sum shall be payable in equal monthly installments over a period of twelve (12) months after the date Executive’s employment terminates;

(2)

for up to eighteen (18) months after such termination, to the extent Executive and/or Executive’s covered dependent(s) continue to participate in the Company’s group health plan(s) pursuant to COBRA after Executive’s termination of employment, unless prohibited by applicable law, the Company will provide reimbursement of COBRA coverage premiums paid by Executive and Executive’s dependent(s) so that Executive and Executive’s covered dependent(s) enjoy coverage at the same benefit level and to the same extent and for the same effective contribution, if any, as participation is available to other executive officers of the Company; for the six (6) months thereafter, if continuing coverage under the Company’s group health plan(s) is not available under COBRA, upon the written request of Executive at any time prior to or during such six (6) month period, the Company will use commercially reasonable efforts to secure continuing coverage for Executive and/or Executive’s covered dependent(s) under the Company’s group health plan(s), or if such coverage is unavailable, substantially similar coverage through an alternative health plan provider, and in either case in which such coverage is obtained, unless prohibited by applicable law, the Company will reimburse Executive and Executive’s covered dependent(s) for a portion of the cost of such coverage equal to the amount that the Company would have paid Executive and Executive’s covered dependents had Executive and Executive’s covered dependent(s) been eligible for COBRA coverage and the Company was obligated to provide reimbursement of COBRA coverage premiums paid by Executive and Executive’s dependent(s) so that Executive and Executive’s covered dependent(s) could enjoy coverage at a substantially similar benefit level and for the same effective contribution, if any, as participation is available to other executive officers of the Company;

(3)

all outstanding stock options and other equity-type incentives held by Executive and all of Executive’s benefits under the Executive Capital Accumulation Plan and any other time-vesting long term incentive plan at the time of Executive’s termination (but expressly excluding Performance Shares and any other long term performance-based incentive awards, below) will become fully vested and, to the extent applicable, shall remain exercisable until the date that is the earlier of (x) two (2) years after the date Executive’s employment terminates and (y) its originally scheduled expiration date; and

(4)

Executive shall receive a number of Performance Shares and/or a payout under any long-term performance-based cash incentive program (as applicable) equal to the greater of (i) the Performance Shares and/or cash award that would have been earned if Executive had served the Company for the entirety of any open performance period at the time of Executive’s termination of employment and the Company’s performance during such period had been (x) the Company’s actual performance through the date of the Change in Control and (y) at the target level for the period subsequent to the Change in Control, and (ii) the Performance Shares and/or cash award that would have been earned if Executive had served the Company for the entirety of any open performance period at the time of Executive’s termination of employment and the Company’s performance during such period had been at the target level of performance for the entire performance period.

Other Programs.

Except as otherwise provided in this Agreement, Executive’s entitlements under applicable plans and programs of the Company following termination of Executive’s employment will be determined under the terms of those plans and programs.

Section 4999 “Golden Parachute” Payments.

Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) or any entity which effectuates a Change in Control (or any of its affiliated entities) to or for the benefit of Executive (whether pursuant to the terms of this Agreement or otherwise) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code, or interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then such Payments shall either (a) be delivered in full, or (b) subject to, and in a manner consistent with the requirements of Section 409A, be reduced to the minimum extent necessary to ensure that no portion thereof will be subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state or local income and employment taxes and the Excise Tax, results in receipt by Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be subject to the Excise Tax. In the event that any Payments are to be reduced pursuant to this Section 6(g), then the reduction shall be applied as follows: (i) first, on a pro rata basis to Executive’s cash severance payments and his pro rata annual cash incentive award payment for the year of termination, (ii) second, on a pro rata basis to Executive’s equity incentive awards and (iii) third, to Executive’s benefits under the Executive Capital Accumulation Plan. The determinations to be made with respect to this Section 6(g) shall be made by a qualified accounting or legal professional firm (the “Tax Professional”) jointly selected by the Company and Executive and paid by the Company that has not during the two years preceding the date of its selection acted in any way on behalf of the Company or any of its subsidiaries. The Tax Professional shall be a nationally recognized United States public accounting or law firm. If Executive and the Company cannot agree on the firm to serve as the Tax Professional, then Executive and the Company shall each select one such firm and those two firms shall jointly select such a different firm to serve as the Tax Professional. Absent manifest error, the determinations by the Tax Professional shall be binding upon the Company and Executive.

Conditions to Receipt of Benefits Under Section 6, Retention Award and Continued Vesting.

Notwithstanding anything in this Agreement to the contrary, other than the payment of Executive’s Accrued Compensation through the date of termination of Executive’s employment, Executive shall not be entitled to any payments or benefits under this Section 6, payments under the Retention Award, or continued vesting after termination of employment pursuant to Section 4(e) above unless and until Executive (or the representative of Executive’s estate, in the case of termination due to Executive’s death), executes and delivers to the Company, within forty-five (45) days of the date of termination of Executive’s employment, a unilateral general release of all known and unknown claims against the Company and its officers, directors, employees, agents and affiliates in a form acceptable to the Company, other than enforcement of any payments or benefits due under Section 6 of this Agreement and other than with respect to vested rights provided under any compensation or benefit plan  or rights to indemnification under any Company document or applicable law and to coverage as an insured under applicable directors and officers liability insurance, and such release becomes fully effective and irrevocable under applicable law. Additionally, since Executive’s satisfaction of the obligations set forth in this sentence are a condition precedent to Executive’s rights to receive the additional benefits set forth in this Section 6, Executive shall not be entitled to payments and benefits under this Section 6, payments under the Retention Award, or continued vesting after termination of employment pursuant to Section 4(e) above on or after the date, if any, during the twelve (12) months following the date Executive’s employment terminates (the “Restricted Period”), that Executive (1) breaches or otherwise fails to comply with any of Executive’s obligations under Section 9(a) (Nondisclosure of Confidential Information) or Section 10 (Nonsolicitation) under this Agreement, or (2) Executive elects to, directly or indirectly, (a) own, manage, operate, sell, control or participate in the ownership, management, operation, sales or control of any of the companies set forth on Attachment I hereto; provided that the foregoing shall not be applicable to the ownership of not more than 1% of the publicly traded equity securities of any of the foregoing or to the indirect ownership of any of the foregoing through the ownership of mutual funds; or (b) request or advise any of the clients, vendors or other business contacts of the Company with which Executive had contact while employed by the Company to withdraw, curtail, cancel or not increase their business with the Company. Executive agrees to notify the Company of each employment or consulting engagement he accepts during the Restricted Period (including the name and address of the hiring party) and will, upon request by the Company, describe in reasonable detail the nature of his duties in each such position.  For avoidance of doubt, in the event Executive violates the non-competition restriction set forth in this paragraph, the Company’s sole remedy shall be the ability to cease making or providing any payments or benefits otherwise payable or deliverable under Sections 4(d), 4(e) and 6 hereof.

Certain Definitions.

For purposes of this Agreement, the following terms shall have the meanings set forth herein:

(1)

“Accrued Compensation” means, as of any date, the amount of any unpaid Base Salary and annual cash incentive award earned by Executive through the date of Executive’s death or the termination of Executive’s employment (it being understood and agreed that no portion of the annual cash incentive award described in Section 4(b) payable in respect of a fiscal year shall be deemed earned unless Executive was employed with the Company as of the last day of such fiscal year).

(2)

“Cause” shall mean (a) conviction of any felony or other crime involving fraud, dishonesty or acts of moral turpitude or pleading guilty or nolo contendere to such charges, or (b) reckless or intentional behavior or conduct that causes or is reasonably likely to cause the Company material harm or injury or exposes or is reasonably likely to expose the Company to any material civil, criminal or administrative liability, or (c) any material misrepresentation or false statement made by Executive in any application for employment, employment history, resume or other document submitted to the Company, either before, during or after employment. Prior to terminating the Executive for Cause, the Company shall be required to provide Executive with 90 days advance written notice of its intention to terminate

Executive for Cause, but Executive shall be permitted to cure any performance deficiencies during such 90 day period (if the termination is not due to performance deficiencies, then the Company is permitted to put Executive on paid leave during such 90 day period).

(3)

“Disability” means any medically determinable physical or mental condition or impairment which prevents Executive from performing the principal functions of Executive’s duties with the Company that can be expected to result in death or that has lasted or can be expected to last for a period of 90 consecutive days or for shorter periods aggregating 180 days in any consecutive 12 month period, with such determination to be made by an approved medical doctor. For this purpose, an approved medical doctor shall mean a medical doctor selected by the Company and Executive. If the parties cannot agree on a medical doctor, each party shall select a medical doctor and the two doctors shall select a third medical doctor who shall be the approved medical doctor for this purpose.

(4)

Executive shall be deemed to have “Good Reason” to terminate his employment hereunder if, without Executive’s prior written consent, (A) the Company materially reduces Executive’s duties or responsibilities as Chief Executive Officer, or assigns Executive duties which are materially inconsistent with his duties or which materially impair Executive’s ability to function as Chief Executive Officer, or (B) the Company reduces Executive’s then current Base Salary or target annual incentive award under the Company’s annual cash incentive bonus plan (in each case, other than as part of an across-the-board reduction applicable to all “executive officers” of the Company), or (C) the Company fails to perform or breaches its obligations under any other material provision of this Agreement, or (D) Executive’s primary location of business is moved by more than 50 miles (other than a relocation to New York, New York based on management’s decision, made after Board consultation, provided that Executive receives from the Company reimbursement of all customary and reasonable expenses of such relocation, including without limitation temporary living expenses for a period of 6 months), or (E) the Company reduces Executive’s title of Chief Executive Officer or removes him, or (F) the Company fails to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company within 15 days after a merger, consolidation, sale or similar transaction .  Prior to terminating for Good Reason, the Executive shall be required to provide the Company with 30 days advanced written notice of his intention to terminate employment for Good Reason, but the Company shall be permitted to cure any events giving rise to such Good Reason during such 30 day period.

7.	Section 409A Compliance.
General.

It is intended that this Agreement will comply with Section 409A of the Code and any regulations and guidelines promulgated thereunder (collectively, “Section 409A”), to the extent the Agreement is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent. Notwithstanding any inconsistent provision of this Agreement, to the extent the Company determines in good faith that (a) one or more of the payments or benefits received or to be received by Executive pursuant to this Agreement in connection with Executive’s termination of employment would constitute deferred compensation subject to the rules of Section 409A, and (b) that Executive is a “specified employee” under Section 409A, then only to the extent required to avoid the Executive’s incurrence of any additional tax or interest under Section 409A, such payment or benefit will be delayed until the earlier of Executive’s death or the date which is six (6) months after Executive’s “separation from service” within the meaning of Section 409A. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), the Executive’s right to receive the foregoing payments, to the extent any such payments are not deferred compensation within the meaning of Section 409A of the Code as of July 1, 2021, shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment.  Anything in this Agreement to the contrary notwithstanding, the terms of this Agreement shall be interpreted and applied in a manner consistent with the requirements of Section 409A and the regulations promulgated thereunder so as not to subject the Executive to the payment of any tax penalty or interest which may be imposed by Section 409A of the Code and the Company shall have no right to accelerate or make any payment under this Agreement except to the extent such action would not subject the Executive to the payment of any tax penalty or interest under Section 409A. The Company and the Executive agree to negotiate in good faith to reform any provisions of this Agreement to maintain to the maximum extent practicable the original intent of the applicable provisions without violating the provisions of Section 409A, if the Company deems such reformation necessary or advisable pursuant to guidance under Section 409A to avoid the incurrence of any such interest and penalties. Such reformation shall not result in a reduction of the aggregate amount of payments or benefits under this Agreement, nor the obligation of the Company to pay interest on any payments delayed for the purposes of avoiding a violation of Section 409A.

Reimbursements.

Any reimbursements made or in-kind benefits provided under this Agreement shall be subject to the following conditions: (i) the amount of expenses eligible for reimbursement or in-kind benefits provided in any one taxable year of the Executive shall not affect the amount of expenses eligible for reimbursement or in-kind benefits provided in any other taxable year of the Executive and the amount of expenses eligible for reimbursement shall be limited to expenses actually incurred; (ii) the reimbursement of any expense shall be made each calendar quarter but not later than the last day of the Executive’s taxable year following the Executive’s taxable year in which the expense was incurred (unless this Agreement specifically provides for reimbursement by an earlier date); and (iii) the right to reimbursement of an expense or payment of an in-kind benefit shall not be subject to liquidation or exchange for another benefit.  In addition, with respect to any reimbursement made  for expenses for COBRA continuation coverage purchased by the Executive, it is intended that any such reimbursements shall be exempt from Section 409A of the Code pursuant to Section 1.409A-1(b)(9)(v)(B) of the Regulations.  The Executive’s right to reimbursements under this Agreement shall be treated as a right to a series of separate payments under Section 1.409A-2(b)(2)(iii) of the Regulations.

Exemptions.

It is intended that payments made under this Agreement due to the Executive’s termination of employment which are paid on or before the 15th day of the third month following the end of the Executive’s taxable year in which his termination of employment occurs shall be exempt from compliance with Section 409A of the Code pursuant to the exemption for short-term deferrals set forth in Section 1.409A-1(b)(4) of the Regulations (the “Exempt Short-Term Deferral Payments”); and that payments under this Agreement, other than Exempt Short-Term Deferral Payments, that are made on or before the last day of the second taxable year following the taxable year in which the Executive terminates employment in an aggregate amount not exceeding two times the lesser of: (i) the sum of the Executive’s annualized compensation based on his annual rate of pay for the taxable year preceding the taxable year in which he terminates employment (adjusted for any increase during that year that was expected to continue indefinitely if he had not terminated employment); or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Executive terminates employment shall be exempt from compliance with Section 409A of the Code pursuant to the exception for payments under a separation pay plan as set forth in Section 1.409A-1(b)(9)(iii) of the Treasury Regulations.  If, under the terms of this Agreement, it is possible for a payment that is subject to Section 409A to be made in two separate taxable years, payment shall be made in the later taxable year.

No Mitigation; No Offset.

Executive will have no obligation to seek other employment or to otherwise mitigate the Company’s obligations to Executive arising from the termination of Executive’s employment, and no amounts paid or payable to Executive by the Company under this Agreement shall be subject to offset for any remuneration in which Executive may become entitled from any other source after Executive’s employment with the Company terminates, whether attributable to subsequent employment, self-employment or otherwise except that subsequent employment with an employer providing employee welfare benefit plans shall result in an offset against employee welfare benefits payable by the Company hereunder to the extent of the benefits paid by the new employer.

9.	Confidential Information; Cooperation with Regard to Litigation.
Nondisclosure of Confidential Information.

During Executive’s employment and thereafter, Executive will not, without the prior written consent of the Company, disclose to anyone (except in good faith in the ordinary course of business of the Company to a person who, to Executive’s knowledge, is obligated to keep such information confidential) or make use of any Confidential Information (as defined below) except in the performance of Executive’s duties hereunder or when required to do so by legal process, by any governmental agency having supervisory authority over the business of the Company or any of its Affiliates (as defined below) or by any administrative or legislative body (including a committee thereof) that requires Executive to divulge, disclose or make accessible such information. If Executive is so ordered, to divulge Confidential Information, he will give prompt written notice to the Company in order to allow the Company the opportunity to object to or otherwise resist such order.

Definition of Confidential Information.

For purposes of this Agreement, “Confidential Information” means information concerning the business of the Company or any corporation or other entity that, directly or indirectly, controls, is controlled by or under common control with the Company (an “Affiliate”) relating to any of its or their products, product development, trade secrets, customers, suppliers, employees, employee lists, employee skills and information and any other information relating thereto, finances, business plans and strategies. Excluded from the definition of Confidential Information is information (1) that is or becomes part of the public domain, other than through the breach of this Agreement by Executive or (2) regarding the Company’s business or industry properly acquired by Executive in the course of Executive’s career as an executive in the Company’s industry and independent of Executive’s employment by the Company. For this purpose, information known or available generally within the trade or industry of the Company or any Affiliate shall be deemed to be known or available to the public and not to be Confidential Information.

Exceptions.

Notwithstanding Executive’s obligation not to directly or indirectly disclose or use Confidential Information as outlined in Section 9(a) above, Executive has the right, without notice to or authorization of the Company, to communicate and cooperate in good faith with any self-regulatory organization or U.S. federal, state, or local governmental or law enforcement branch, agency, commission, or entity (collectively, a “Government Entity”) for the purpose of (i) reporting a possible violation of any U.S. federal, state, or local law or regulation, (ii) participating in any investigation or proceeding that may be conducted or managed by any Government Entity, including by providing documents or other information, or (iii) filing a charge or complaint with a Government Entity, provided that in each case, such communications, participation, and disclosures are consistent with applicable law. Additionally, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If Executive files a lawsuit for retaliation by an employer for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order. Notwithstanding the foregoing, under no circumstance will Executive be authorized to disclose any Confidential Information as to which the Company may assert protections from disclosure under the attorney-client privilege or the attorney work product doctrine, without prior written consent of Company’s General Counsel or other authorized officer designated by the Company.

Cooperation in Litigation.

Executive will cooperate with the Company, during Executive’s employment (and following Executive’s termination of employment for any reason for a period of two years thereafter), by making Executive reasonably available to testify on behalf of the Company or any Affiliate in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to reasonably assist the Company or any such Affiliate in any such action, suit, or proceeding by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company or any such Affiliate, as reasonably requested; provided, however, that the same does not materially interfere with Executive’s then current professional activities. The Company will reimburse Executive for all expenses reasonably incurred by Executive in connection with Executive’s provision of testimony or assistance (including the fees of any counsel that may be retained by Executive). In addition, if such assistance is provided after Executive’s termination of employment, the Company will pay Executive a per diem rate of $2,000.

10.Nonsolicitation.  Executive shall not use Confidential Information to induce or solicit, directly or indirectly, any employee of or consultant to the Company or any Affiliate to terminate such person’s employment or consulting engagement with the Company or any Affiliate during Executive’s employment under this Agreement and for a period of 12 months following the termination of Executive’s employment.

Remedies.

If Executive commits a material breach of any of the provisions contained in Sections 9 and 10 above, then the Company will have the right to seek injunctive relief to the fullest extent not prohibited by law. Executive acknowledges that such a breach of Section 9 or 10 could cause irreparable injury and that money damages may not provide an adequate remedy for the Company. Nothing contained herein will prevent Executive from contesting any such action by the Company, among other reasons, on the ground that no violation or threatened violation of either such Section has occurred.

Resolution of Disputes.

Any controversy or claim arising out of or relating to this Agreement or any breach or asserted breach hereof or questioning the validity and binding effect hereof arising under or in connection with this Agreement, other than seeking injunctive relief under Section 11, shall be resolved by binding arbitration, to be held in Los Angeles, California in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. All costs and expenses of any arbitration or court proceeding (including fees and disbursements of counsel) shall be borne by the respective party incurring such costs and expenses, but the Company shall reimburse Executive for all reasonable costs and expenses by Executive if Executive substantially prevails in such arbitration or court proceeding. Notwithstanding the foregoing, if any applicable law requires different or additional rules or procedures to be applied in order for this Agreement to arbitrate to be enforceable, or prohibits any expense allocation provided herein, such rules or procedures shall take precedence and such prohibitions shall be a part of this Agreement to the extent necessary to render this Agreement enforceable.

13.	Indemnification.
Company Indemnity and Insurance.

If Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director, officer or employee of the Company or any Affiliate or was serving at the request of the Company or any Affiliate as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is Executive’s alleged action in an official capacity while serving as a director, officer, member, employee or agent, then the Company will indemnify Executive and hold Executive harmless to the fullest extent legally permitted or authorized by the Company’s articles of incorporation, certificate of incorporation or bylaws or resolutions of the Company’s Board to the extent not inconsistent with state laws, against all costs, expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Executive in connection therewith, except to the extent attributable to Executive’s gross negligence or fraud, and such indemnification shall continue as to Executive even if he has ceased to be a director, member, officer, employee or agent of the Company or Affiliate and shall inure to the benefit of Executive’s heirs, executors and administrators. The Company will advance to Executive all reasonable costs and expenses to be incurred by Executive in connection with a Proceeding within 20 days after receipt by the Company of a written request for such advance. Such request shall include an undertaking by Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses. The provisions of this section shall not be deemed exclusive of any other rights of indemnification to which Executive may be entitled or which may be granted to Executive and shall be in addition to any rights of indemnification to which he may be entitled under any policy of insurance.

No Presumption Regarding Standard of Conduct.

Neither the failure of the Company (including its Board, independent legal counsel or shareholders) to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by Executive under the preceding subsection (a) of this section that indemnification of Executive is proper because Executive has met the applicable standard of conduct, nor a determination by the Company (including its Board, independent legal counsel or shareholders) that Executive has not met such applicable standard of conduct, shall create a presumption that Executive has not met the applicable standard of conduct.

Liability Insurance.

The Company will continue and maintain a directors and officers liability insurance policy covering Executive to the extent the Company provides such coverage for its other senior executive officers.

Effect of Agreement on Other Benefits.

Except as specifically provided in this Agreement, the existence of this Agreement shall not be interpreted to preclude, prohibit or restrict Executive’s participation in any other employee benefit or other plans or programs in which he currently participates.

Expenses of Counsel for Executive.

The Company and Executive will each bear their own respective legal and other expenses incurred in connection with the negotiation, execution and delivery of this Agreement; provided, however, that the Company shall reimburse the reasonable legal fees and expenses then incurred by Executive up to a maximum of $15,000 in the aggregate for all such expenses.

Assignment; Binding Nature.

This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in the case of Executive) and permitted assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred to the successor of the Company or its business if the assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than Executive’s rights to compensation and benefits, which may be transferred only by will or operation of law, except as otherwise specifically provided or permitted hereunder.

Representations.

The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any Agreement between it and any other person, firm or organization. Executive represents and warrants that there is no legal or other impediment which would prohibit Executive from entering into this Agreement or which would prevent Executive from fulfilling Executive’s obligations under this Agreement.

Entire Agreement.

This Agreement contains the entire understanding and agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto. This Agreement supersedes the Prior Agreement in its entirety and the Prior Agreement shall be of no further force and effect.

Amendment or Waiver.

No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by Executive and an authorized officer of the Company. Except as set forth herein, no delay or omission to exercise any right, power or remedy accruing to any party shall impair any such right, power or remedy or shall be construed to be a waiver of or an acquiescence to any breach hereof. No waiver by either party of any breach by the other party of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by Executive or an authorized officer of the Company, as the case may be.

Severability.

In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent not prohibited by law.

Survivorship.

The respective rights and obligations of the parties hereunder shall survive any termination of Executive’s employment to the extent necessary to the intended preservation of such rights and obligations (including as set forth in Section 2).

Beneficiaries/References.

Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive’s death by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of Executive’s incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to Executive’s beneficiary, estate or other legal representative.

Governing Law.

This Agreement shall be governed by and construed and interpreted in accordance with the laws of California without reference to principles of conflict of laws.

Counterparts and Facsimile.

This Agreement may be executed in any number of counterparts, each such counterpart shall be deemed to be an original instrument, and all such counterparts together shall constitute but one agreement. Any such counterpart may contain one or more signature pages. A copy of this Agreement executed by any party and transmitted by pdf or facsimile shall be binding upon the parties as if executed and delivered in person

Withholding.

The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

Resignation as an Officer and Director.

Upon any termination of Executive’s employment, Executive shall be deemed to have resigned, to the extent applicable, as an officer of the Company and any of its Affiliates, as a member of the Board and of the board of directors of any of the Company’s Affiliates and as a fiduciary of any Company or Affiliate benefit plan. On or immediately following the date of any termination of Executive’s employment, if so requested by the Company, Executive shall confirm the foregoing by submitting to the Company a written confirmation of Executive’s resignations.

Notices.

Any notice given to a party shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address of the party indicated below or to such changed address as such party may subsequently give such notice of:

If to the Company:	KORN FERRY

1900 Avenue of the Stars, Suite 2600

Los Angeles, CA 90067

Attention: General Counsel

If to Executive:           at his last address shown on the payroll

records of the Company

IN WITNESS WHEREOF, the undersigned have executed this Employment Agreement on the date first above written.

The Company:	KORN FERRY

/s/ Jerry Leamon

By: Jerry Leamon
Its: Chair of the Compensation and Personnel Committee of its Board of Directors

Executive:	GARY BURNISON

/s/ Gary Burnison

SCHEDULE A

DEFINITION OF CHANGE IN CONTROL

For purposes of the foregoing Agreement, a “Change in Control” shall mean any of the following:

(a)

an acquisition by any Person (excluding one or more Excluded Persons) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) or a pecuniary interest (as defined in Section 16a-1(a)(2) of the Exchange Act) in (either comprising “ownership of”) more than 50% of the Common Stock of the Company or voting securities entitled to then vote generally in the election of directors (“Voting Stock”) of the Company, after giving effect to any new issue in the case of an acquisition from the Company; or

(b)

consummation of a merger, consolidation, or reorganization of the Company or of a sale or other disposition of all or substantially all of the Company’s consolidated assets as an entirety (collectively, a “Business Combination”), other than a Business Combination (1) in which all or substantially all of the holders of Voting Stock of the Company hold or receive directly or indirectly 50% or more of the Voting Stock of the entity resulting from the Business Combination (or a parent company), and (2) after which no Person (other than any one or more of the Excluded Persons) owns more than 50% of the Voting Stock of the resulting entity (or a parent company) who did not own directly or indirectly at least that percentage of the Voting Stock of the Company immediately before the Business Combination, and (3) after which one or more Excluded Persons own an aggregate amount of Voting Stock of the resulting entity owned by any Persons who (i) own more than 5% of the Voting Stock of the resulting entity, (ii) are not Excluded Persons, (iii) did not own directly or indirectly at least the same percentage of the Voting Stock of the Company immediately before the Business Combination, and (iv) in the aggregate own more than 50% of the Voting Stock of the resulting entity; or

(c)	consummation of the dissolution or complete liquidation of Korn Ferry; or
(d)

during any period of two consecutive years, individuals who at the beginning of such period constituted the Board and any new directors (excluding any new director designated by a person who has entered into an agreement or arrangement with Korn Ferry to effect a transaction described in clause (a) or (b) of this definition) whose appointment, election, or nomination for election was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose appointment, election or nomination for election was previously so approved (all such directors, “Incumbent Directors”), cease for any reason to constitute a majority of the Board; provided that for purposes of this clause (d), any directors elected at any time during 1999 shall be deemed to be Incumbent Directors.

Notwithstanding the above provisions in this Schedule A, no Change in Control shall be deemed to have occurred if a Business Combination, as described in paragraph (b) above, is effected and a majority of the Incumbent Directors, through the adoption of a Board resolution, determines that, in substance, no Change in Control has occurred.

The “Company” means Korn Ferry, a Delaware corporation, its successors, and/or its Subsidiaries, as the context requires.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Person” means

(i)	the Company or any Subsidiary; or
(ii)	any person described in and satisfying the conditions of Rule 13d-1(b)(1) under the Exchange Act; or
(iii)	any employee benefit plan of the Company; or
(iv)	any affiliates (within the meaning of the Exchange Act), successors, or heirs, descendants or members of the immediate families of the individuals identified in part (ii) of this definition.

“Person” means an organization, a corporation, an individual, a partnership, a trust or any other entity or organization, including a governmental entity and a “person” as that term is used under Section 13(d) or 14(d) of the Exchange Act.

ATTACHMENT I

EXCLUSIVE COMPETITOR LIST

1.	Alexander Mann Solutions
2.	Bain & Company
3.	Boston Consulting Group (BCG)
4.	Deloitte Consulting
5.	Egon Zehnder International
6.	Ernst & Young Consulting
7.	Heidrick and Struggles
8.	KPMG
9.	LinkedIn
10.	McKinsey & Company
11.	Mercer
12.	People Scout /True Blue
13.	PricewaterhouseCoopers (PWC)
14.	Robert Half
15.	Russell Reynolds Associates
16.	Spencer Stuart
17.	Willis Towers Watson
18.	Aon plc

EXHIBIT 1

FORM OF AGREEMENT TO PROTECT CONFIDENTIAL INFORMATION